Exhibit 99

P.O. Box 29243 - Phoenix, Arizona 85038-9243
2200 S. 75th Avenue - Phoenix, Arizona 85043
(602) 269-9700

January 25, 2016

Dear Fellow Stockholders of Swift Transportation Company (NYSE: SWFT),

A summary of our key results for the three months and years ended December 31st is shown below:

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	Unaudited
	($ in millions, except per share data)
Operating Revenue	$1,089.8	$1,139.5	$1,075.4	$4,229.3	$4,298.7	$4,118.2
Revenue xFSR(1)(2)	$996.2	$960.2	$878.6	$3,782.0	$3,535.4	$3,326.7

Operating Ratio	88.8%	88.4%	90.5%	91.2%	91.4%	91.3%
Adjusted Operating Ratio(2)	87.4%	85.8%	87.9%	89.8%	89.0%	88.8%

EBITDA(2)	$194.6	$167.0	$163.1	$625.1	$572.2	$600.1
Adjusted EBITDA(2)	$196.5	$195.7	$164.8	$642.7	$619.8	$615.2

Diluted EPS	$0.51	$0.41	$0.32	$1.38	$1.12	$1.09
Adjusted EPS(2)	$0.53	$0.55	$0.36	$1.49	$1.38	$1.23

[1] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[2] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Key Highlights for the Fourth Quarter 2015 as compared to the Fourth Quarter 2014:
(discussed in more detail below, including GAAP to non-GAAP reconciliations)

Consolidated

•
Adjusted EPS of $0.53, exceeding the previously disclosed range of $0.47-$0.51; driven primarily by strong operational execution, declining fuel prices, gains on sale of equipment, and a better than anticipated tax rate

•	Record Adjusted EBITDA of $196.5 million and Consolidated Revenue xFSR of $996.2 million

•	Consolidated Average Operational Truck Count increased 490 trucks, or 2.8%, year over year in the fourth quarter

•
The Company repurchased $70 million of its shares in the fourth quarter, which resulted in a reduction in our weighted average share count of 2.4 million and 0.6 million for the fourth quarter and full year of 2015, respectively

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•	Net Debt and Net Leverage Ratio dropped to $1,280.1 million and 1.99, respectively, as of December 31, 2015

Truckload

•	Truckload Revenue xFSR increased 1.0% driven by a 1.9% increase in Revenue xFSR per loaded mile partially offset by a 0.9% decrease in total loaded miles driven within the period

•	Insurance and claims expense as a percentage of Revenue xFSR improved, as accident and workers' compensation initiatives continue to produce lower claim incident rates in 2015

•	Adjusted Operating Ratio was 85.1%

Dedicated

•	Dedicated Revenue xFSR grew 11.6%

•	Weekly Revenue xFSR per Tractor improved 6.5% year over year, due to improved customer pricing

•	Total loaded miles driven within the period increased 3.2%

•	Adjusted Operating Ratio improved 270 basis points to 87.7%, primarily due to improved pricing, culling of poor performing fleets, and favorable accident and workers' compensation trends

Swift Refrigerated

•	Swift Refrigerated Revenue xFSR was $82.7 million, relatively consistent with the fourth quarter of 2014

•	Operational and safety initiatives continue to gain momentum as accident frequency, driver retention, and deadhead percentage all produced year over year improvements

•	Adjusted Operating Ratio for the fourth quarter of 2015 increased to 95.7%, primarily due to a reduction in Revenue xFSR per loaded mile and increased driver and owner-operator compensation

Intermodal

•	Intermodal Revenue xFSR was $90.0 million, relatively consistent with the fourth quarter of 2014

•	As expected, Revenue xFSR and Load Counts were pressured throughout the quarter by anticipated reductions in seasonal project business

•	Container turns improved 3.2% year over year, as Container on Flat Car (COFC) loads increased 3.2% and Average Container Count remained flat

•	Adjusted Operating Ratio for the fourth quarter of 2015 was 96.6%

Fourth quarter 2015 Adjusted EPS of $0.53 exceeded our previously announced expectations, driven by strong operational performance. We were able to generate year over year rate increases in our three largest reportable segments, despite difficult comparison quarters. Investments in our fleet technology are also beginning to pay off, with improved accident and workers' compensation trends, driver retention, and fuel efficiency in the quarter. We also realized improvements in our Intermodal container turns. Our strong operational performance, reduced tax payments, and our strategy to pull back on capital expenditures in the quarter enabled us to repurchase $70 million of our shares even while we reduced our Net Debt by $94.0 million to $1,280.1 million. This resulted in a Net Leverage Ratio of 1.99 which is a milestone for Swift, and one we are extremely proud to report. In addition, the remaining $30 million of the $100 million share repurchase authorization was completed in January for a total repurchase of 6.4 million shares. We expect the Board of Directors to discuss capital allocation strategies and further share repurchase programs at their next scheduled meeting in February.

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Fourth Quarter Results by Reportable Segment

Truckload Segment

Our Truckload segment consists of one-way movements over irregular routes throughout the United States, Mexico and Canada. This service uses both company and owner-operator tractors with dry van, flatbed and other specialized trailing equipment.

	Three Months Ended December 31,
	2015	2014	2013
	Unaudited
Operating Revenue (1)	$557.2	$601.5	$585.2
Revenue xFSR(1)(2)(3)	$503.3	$498.5	$469.7

Operating Ratio	86.5%	85.8%	89.6%
Adjusted Operating Ratio(3)	85.1%	82.9%	87.0%

Weekly Revenue xFSR per Tractor	$3,659	$3,671	$3,366
Total Loaded Miles(4)	259,762	262,114	262,854

Average Operational Truck Count	10,465	10,333	10,618
Deadhead Percentage	12.7%	12.3%	12.4%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter
[4] Total Loaded Miles presented in thousands

Our Truckload Revenue xFSR for the fourth quarter of 2015 increased $4.8 million, or 1.0%, over the same quarter in 2014. This revenue growth was the result of a 1.9% year over year increase in Revenue xFSR per loaded mile, partially offset by a 0.9% reduction in loaded miles driven within the period. Weekly Revenue xFSR per Tractor decreased 0.3% year over year to $3,659 driven by a 2.2% decrease in loaded miles per tractor per week, partially offset by the 1.9% increase in Revenue xFSR per loaded mile. As we previously disclosed in our press release dated September 25, 2015, we fully expected our fourth quarter utilization to be negatively impacted due to the significant backlog of tractors that were being processed for trade or sale during the quarter, and changes in our customers' logistical networks that reduced our seasonal project business hauled during the quarter. Our Truckload segment bore the largest impact of these items. Our Average Operational Truck Count increased 132 trucks, or 1.3% in the fourth quarter of 2015 over the same quarter in 2014, as we worked through this equipment backlog. We expect the remaining tractor backlog issues to be resolved in the first quarter of 2016.

The Adjusted Operating Ratio increased 220 basis points to 85.1% compared to 82.9% from the prior year. The increase in Adjusted Operating Ratio was primarily driven by the equipment backlog and the reduced seasonal project business mentioned above, and increases in driver wage and owner-operator pay packages, partially offset by increased pricing, and a reduction of insurance and claims expense as a percentage of Revenue xFSR.

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Dedicated Segment

Through our Dedicated segment, we devote equipment and offer tailored solutions under long-term contracts with customers. This dedicated business utilizes refrigerated, dry van, flatbed and other specialized trailing equipment.

	Three Months Ended December 31,
	2015	2014	2013
	Unaudited
Operating Revenue (1)	$241.2	$237.3	$192.5
Revenue xFSR(1)(2)(3)	$226.0	$202.5	$157.3

Operating Ratio	88.5%	91.8%	89.7%
Adjusted Operating Ratio(3)	87.7%	90.4%	87.4%

Weekly Revenue xFSR per Tractor	$3,418	$3,210	$3,256
Average Operational Truck Count	5,030	4,802	3,675

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Dedicated Revenue xFSR grew 11.6% to $226.0 million in the fourth quarter of 2015 compared to the fourth quarter of 2014. This growth was driven by various new contracts that started over the last twelve months, which resulted in a 4.7% increase in our Average Operational Truck Count year over year. Weekly Revenue xFSR per Tractor increased 6.5% to $3,418 primarily due to improved pricing and mix.

For the fourth quarter of 2015, the Adjusted Operating Ratio in our Dedicated segment improved 270 basis points year over year to 87.7%. This improvement was primarily driven by the improved pricing and freight mix mentioned above, and a reduction of insurance and claims expense as a percentage of Revenue xFSR, partially offset by increases in driver wage and owner-operator pay packages. We are encouraged by these profitability improvements, and are committed to building upon this momentum. We remain focused on our safety initiatives, pricing and other operational initiatives to help drive continued operating ratio improvement in the coming quarters.

Swift Refrigerated Segment

Our Swift Refrigerated segment, formerly known as Central Refrigerated Service or "CRS", represents shipments for customers that require temperature-controlled trailers. These shipments include one-way movements over irregular routes and dedicated truck operations.

Revenue xFSR for the fourth quarter of 2015 decreased to $82.7 million compared to the fourth quarter of 2014, primarily driven by a 7.1% reduction in Revenue xFSR per loaded mile, partially offset by a 5.7% increase in total loaded miles driven within the period. The year over year reduction in Revenue xFSR per loaded mile was largely driven by our termination of a large specialty dedicated account in the first quarter of 2015.

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	Three Months Ended December 31,
	2015	2014	2013
	Unaudited
Operating Revenue (1)	$94.0	$103.9	$119.6
Revenue xFSR(1)(2)(3)	$82.7	$84.2	$96.6

Operating Ratio	96.2%	95.5%	96.8%
Adjusted Operating Ratio(3)	95.7%	94.4%	96.0%

Weekly Revenue xFSR per Tractor	$3,448	$3,558	$3,656
Average Operational Truck Count	1,824	1,800	2,010
Deadhead Percentage	14.5%	15.6%	13.4%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

The Adjusted Operating Ratio increased 130 basis points to 95.7% in the fourth quarter of 2015 from 94.4% in the fourth quarter of 2014. This increase was primarily driven by the decrease in Revenue xFSR per loaded mile mentioned above and the driver wage and owner-operator pay increases, partially offset by improvements in accident and workers' compensation expense and improvements in driver retention and deadhead. Sequentially, our Adjusted Operating Ratio improved 110 basis points from 96.8% in the third quarter of 2015, and the full year 2015 improved 100 basis points from the full year of 2014. Our focus for 2016 is to continue to improve our Adjusted Operating Ratio by engineering our network to haul the right freight for the right rates. In addition, we will focus on improving utilization which would bolster our revenue per truck per week, all the while, remaining focused on our cost control initiatives, including safety and retention, to help improve margins.

Intermodal Segment

Our Intermodal segment includes revenue generated by freight moving over the rail in our containers and other trailing equipment, combined with revenue for drayage to transport loads between the railheads and customer locations.

Intermodal Revenue xFSR increased slightly to $90.0 million in the fourth quarter of 2015 compared to the fourth quarter of 2014. This revenue result was driven by a 0.7% increase in Revenue xFSR per load, partially offset by a 0.5% decrease in Load Counts. COFC loads increased 3.2% during the fourth quarter of 2015, while TOFC loads decreased 47.3% primarily due to the elimination of the refrigerated TOFC business as discussed in 2014. Our transition to a fully containerized business is near completion, as the TOFC service offering is expected to be largely eliminated by the end of the first quarter of 2016. Fourth quarter Revenue xFSR and Load Counts were further pressured by the previously discussed reductions in seasonal project business, a weakening of volumes awarded late into the quarter, and a reduction in repositioning fees paid by shippers.

Intermodal Adjusted Operating Ratio increased 530 basis points to 96.6% in the fourth quarter of 2015 compared to 91.3% during the same period last year. This increase was primarily driven by the year over year reductions in the seasonal project business and repositioning charges, mentioned above, partially offset by a 3.2% increase in container turns.

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	Three Months Ended December 31,
	2015	2014	2013
	Unaudited
Operating Revenue (1)	$100.7	$109.4	$105.3
Revenue xFSR(1)(2)(3)	$90.0	$89.7	$84.4

Operating Ratio	97.0%	92.9%	95.3%
Adjusted Operating Ratio(3)	96.6%	91.3%	94.2%

Load Counts	45,949	46,182	44,132
Average Container Counts	9,150	9,150	8,717

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Other Non-Reportable Segments

Our other non-reportable segments include our logistics and brokerage services, and our subsidiaries offering support services to customers and owner-operators, including shop maintenance, equipment leasing and insurance. Also captured here is the intangible asset amortization related to the 2007 going-private transaction.

In the fourth quarter of 2015, combined revenues from the aforementioned services, before eliminations, increased $14.4 million compared to the same period of 2014, primarily due to growth in our logistics business. Operating Income decreased $3.1 million year over year in the fourth quarter, primarily due to the reduction in seasonal project business.

Fourth Quarter Consolidated Operating and Other Expenses

The table below highlights some of our cost categories for the fourth quarter of 2015, compared to the fourth quarter of 2014 and the third quarter of 2015, showing each as a percent of Revenue xFSR. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Revenue xFSR is a better measure for analyzing our expenses and operating metrics.

Salaries, wages and benefits increased $27.0 million to $290.2 million during the fourth quarter of 2015, compared to the fourth quarter of 2014, due primarily to increases in total miles driven by company drivers within the period and the previously disclosed targeted driver pay rate increase implemented in May 2015. Salaries, wages and benefits increased $6.4 million in the fourth quarter of 2015, when compared to the third quarter of 2015, driven primarily by growth in the number of miles driven by company drivers. However, when measured as a percentage of Revenue xFSR, this expense category actually decreased 60 basis points, due to a reduction in workers' compensation expense.

Fourth quarter operating supplies and expenses increased $11.0 million year over year, due primarily to increases in equipment maintenance expense associated with an increase in fleet size and the number of miles driven within the period, as well as increases in tolls-related expenses. Sequentially, operating supplies and expenses improved 80

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basis points as a percentage of Revenue xFSR from the third quarter of 2015, due to higher seasonal revenue in the fourth quarter.

		YOY				QOQ
Q4'15	Q4'14	Variance[1]	($ in millions)	Q4'15	Q3'15	Variance[1]
Unaudited				Unaudited
$1,089.8	$1,139.5	-4.4%	Operating Revenue	$1,089.8	$1,065.0	2.3%
$(93.6)	$(179.3)	-47.8%	Less: Fuel Surcharge Revenue	$(93.6)	$(110.0)	-14.9%
$996.2	$960.2	3.8%	Revenue xFSR	$996.2	$955.0	4.3%

$290.2	$263.2	-10.3%	Salaries, Wages & Benefits	$290.2	$283.8	-2.3%
29.1%	27.4%	-170 bps	% of Revenue xFSR	29.1%	29.7%	60 bps

$99.7	$88.7	-12.3%	Operating Supplies & Expenses	$99.7	$102.7	3.0%
10.0%	9.2%	-80 bps	% of Revenue xFSR	10.0%	10.8%	80 bps

$40.2	$45.8	12.3%	Insurance & Claims	$40.2	$52.9	24.1%
4.0%	4.8%	80 bps	% of Revenue xFSR	4.0%	5.5%	150 bps

$8.5	$7.7	-10.5%	Communications & Utilities	$8.5	$8.2	-2.9%
0.9%	0.8%	-10 bps	% of Revenue xFSR	0.9%	0.9%	0 bps

$19.5	$17.7	-10.5%	Operating Taxes & Licenses	$19.5	$19.2	-1.3%
2.0%	1.8%	-20 bps	% of Revenue xFSR	2.0%	2.0%	0 bps
[1] Positive numbers represent favorable variances, negative numbers represent unfavorable variances

Insurance and claims expense decreased $5.6 million during the fourth quarter of 2015, while also improving 80 basis points as a percentage of Revenue xFSR compared to the fourth quarter of 2014, due to improved crash frequency and severity trends in 2015 resulting in part from the investment in new equipment with enhanced safety features. Sequentially, insurance and claims expense decreased $12.7 million and improved 150 basis points as a percentage of Revenue xFSR from the third quarter of 2015.

Fuel Expense

Q4'15	Q4'14	($ in millions)	Q4'15	Q3'15
Unaudited			Unaudited
$90.2	$133.1	Fuel Expense	$90.2	$103.0
8.3%	11.7%	% of Operating Revenue	8.3%	9.7%

Fuel expense for the fourth quarter of 2015 was $90.2 million, representing a decrease of $42.9 million or 32.2% from the fourth quarter of 2014. Sequentially, fuel expense decreased $12.8 million during the fourth quarter of 2015 compared to the third quarter of 2015. These decreases are primarily due to improved fuel efficiency and lower fuel prices, as evidenced by the corresponding reduction in Fuel Surcharge Revenue, partially offset by an increase in the number of miles driven by company drivers.

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Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business.

Q4'15	Q4'14	($ in millions)	Q4'15	Q3'15
Unaudited			Unaudited
$297.0	$333.7	Purchased Transportation	$297.0	$299.9
27.3%	29.3%	% of Operating Revenue	27.3%	28.2%

Purchased transportation decreased $36.7 million year over year, primarily due to a reduction in fuel reimbursements to owner-operators and other third parties as a result of declining fuel prices and fewer miles driven by owner-operators. These reductions were partially offset by the owner-operator contracted pay package change implemented in May 2015.

Sequentially, purchased transportation decreased $2.9 million primarily due a reduction of fuel reimbursed to owner-operators and other third parties and fewer miles driven by owner-operators.

Rental Expense and Depreciation & Amortization of Property and Equipment

Due to fluctuations in the number of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes.

Q4'15	Q4'14	($ in millions)	Q4'15	Q3'15
Unaudited			Unaudited
$59.6	$61.8	Rental Expense	$59.6	$59.1
6.0%	6.4%	% of Revenue xFSR	6.0%	6.2%

$67.5	$55.8	Depreciation & Amortization of Property and Equipment	$67.5	$66.9
6.8%	5.8%	% of Revenue xFSR	6.8%	7.0%

$127.1	$117.6	Combined Rental Expense and Depreciation	$127.1	$126.0
12.8%	12.2%	% of Revenue xFSR	12.8%	13.2%

Combined rental and depreciation expense in the fourth quarter of 2015 increased $9.5 million to $127.1 million compared to the fourth quarter of 2014. This increase is primarily due to an increase in the size of our tractor and trailer fleets, and higher equipment replacement costs. Sequentially, combined rental and depreciation expense increased $1.1 million compared to the third quarter of 2015.

Gain on Disposal of Property and Equipment

The gain on disposal of property and equipment in the fourth quarter of 2015 was $8.5 million due primarily to the execution of a few large used truck sale transactions as we worked through the equipment backlog, and an increase in trailer sales.

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Income Tax Expense

GAAP income tax expense for the fourth quarter and full year 2015 was $42.4 million and $119.2 million, respectively. This resulted in an effective tax rate of 36.9%, and 37.6% for the fourth quarter and full year, respectively. The lower effective rate in the fourth quarter was primarily due to federal employment income tax credits realized in the quarter as a result of the tax legislation enacted at the end of 2015. The full year 2015 effective tax rate of 37.6% reflects reduced taxes primarily due to the fourth quarter federal employment income tax credits and the benefit of prior year federal income tax credits realized in the third quarter. We expect the 2016 full year GAAP effective tax rate, to be approximately 38.0%.

Interest Expense

Interest expense, which includes debt related interest expense, the amortization of deferred financing costs and original issue discount, but excludes derivative interest expense on our interest rate swaps, decreased by $6.3 million in the fourth quarter of 2015 to $8.7 million, compared with $15.0 million for the fourth quarter of 2014. The decrease was largely due to our call of our remaining 10.0% Senior Secured 2nd Lien Notes in November 2014, but was also influenced by our lower debt balances and our July 2015 amended and restated credit facility which contains more favorable interest rates and terms.

Debt Balances

	September 30, 2015	Q4 2015 Changes	December 31, 2015
	Unaudited
	(in millions)
Unrestricted Cash	$53.7	$53.9	$107.6

A/R Securitization (1)	250.0	(25.0)	225.0
Revolver ($600mm)	200.0	—	200.0
Term Loan A	676.4	(6.6)	669.8
Capital Leases & Other Debt	301.4	(8.5)	292.9
Total Debt	$1,427.8	$(40.1)	$1,387.7

Net Debt	$1,374.1	$(94.0)	$1,280.1
[1] Borrowing capacity of $375 million as of September 30, 2015 and $400 million as of December 31, 2015.

Our leverage ratio as of December 31, 2015 decreased to 1.99 compared to 2.14 as of September 30, 2015 and 2.24 as of December 31, 2014. This decrease was primarily the result of the $94.0 million decrease in our Net Debt as of December 31, 2015 compared to September 30, 2015. This Net Debt reduction was funded through cash flows from operations as well as reductions in previously planned capital expenditures as discussed in our third quarter earnings call. Further, we were able to achieve this reduction in Net Debt while repurchasing $70.0 million of the Company’s shares during the quarter. An additional $30.0 million of the Company's shares were repurchased in January 2016 to complete the $100 million share repurchase authorization approved by the Board of Directors in September 2015.

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*Data prior to 2013 has not been recast for acquisitions

On December 10, 2015, we amended our accounts receivable securitization facility to increase the maximum borrowing capacity from $375 million to $400 million and extend the final maturity date from July 2016 to January 2019. The new facility contains a $75 million accordion feature whereby the Company can elect to increase the maximum capacity of the facility by up to this amount, subject to the participation of the lenders. The pricing of the new securitization facility is 0.90% over LIBOR, compared with 0.95% over LIBOR under the prior facility. The new securitization facility contains substantially the same terms as those in the prior facility.

Cash Flow and Capital Expenditures

We continue to generate positive cash flows from operations. During the year ended December 31, 2015, we generated $569.5 million of cash flows from operating activities compared with $395.8 million during the same period of 2014. This improvement was primarily driven by a $44.0 million, or 49.2%, reduction in cash interest paid during 2015 and a reduction in working capital. Cash used in investing activities was $241.8 million, of which capital expenditures were $342.6 million, partially offset by proceeds from the sale of property and equipment of $116.3 million. Cash used in financing activities for the year ended December 31, 2015 was $325.2 million, compared to $210.1 million for the same period in 2014, with the increase primarily driven by the repurchase of $70.0 million of the Company’s outstanding Class A common stock during the period.

Our 2015 net cash capital expenditures of $226 million was lower than our previously disclosed estimate of $275-$300 million. This was a result of larger than expected proceeds from the sale of property and equipment in the quarter, and the deferral of certain purchases to 2016. In conjunction with the tractor purchase deferrals, we also pushed some trade trucks into 2016, to enable us to alleviate the backlog of trucks already in the trade preparation/sale process. For 2016, we are anticipating our net cash capital expenditures to be in the range of $200-$250 million.

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2015 Summary

2015 proved to be a year of both opportunity and challenge, and we are pleased with our team's ability to deliver on many of our goals and objectives. Some of the key highlights for the full year 2015 compared to the full year 2014 include:

•	Record Revenue xFSR, EBITDA, Operating Income and Net Income

•	Reduced Net Debt to $1,280 million and Leverage Ratio to 1.99

•	Consolidated Revenue xFSR growth of 7.0%

•	Consolidated Average Operational Truck Count growth of 725 units or 4.2%

•	Adjusted EPS of $1.49, an increase of 8.0% year over year

•	4.0% increase in Truckload Revenue xFSR per loaded mile

•	Dedicated Revenue xFSR growth of 14.5% driven by the addition of 429 tractors on average

•	4.5% increase in Dedicated Weekly Revenue xFSR per Tractor driven by a 5.1% increase in Revenue xFSR per loaded mile

•	100 basis point improvement in Swift Refrigerated Adjusted Operating Ratio to 94.8%

•	Intermodal Revenue xFSR growth of 5.1% driven by 11.0% growth in COFC loads

•	Enacted another significant driver wage and owner-operator pay increase, which yielded improvements in driver recruiting, retention, satisfaction, and safety

•	Improved safety trends and fuel efficiency resulting from the investment in new equipment

•	Reduced interest expense by over 50% after completing several refinancing activities over the past 18 months

•	Reduced our effective tax rate to 37.6% due to federal employment tax credits

•	Completed the repurchase of $70 million of the Company's shares

2016 Expectations

With our operational focus on utilization, safety, service, retention and cost control, we believe we are well positioned to perform in 2016 in a variety of different market environments. Our current expectation for full year 2016 Adjusted EPS is $1.50-$1.60. We have identified the following as potential Risks / Opportunities in 2016:

Risks

•	Economic recession and/or softening of freight volumes

•	Pricing pressure / irrational competitor behavior

•	Negative safety trends (frequency and severity) and/or claims development

•	Significant increases in fuel prices

•	Qualified driver availability

•	See other risk factors listed below

Opportunities

•	Cross-selling suite of services to new and existing customers

•	Positive safety trends (frequency and severity) and/or claims development

•	Additional share repurchases

•	The impact of new Electronic Logging Device ("ELD") rules on capacity and pricing

•	Further utilization improvements

•	Customer core carrier consolidation

We plan to remain focused in 2016 on improving the utilization of our fleet, and have created cascading goals through all levels of the organization with the intent of ensuring all employees are vigilant in our pursuit of maximizing

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shareholder value by improving asset utilization. We are confident we have the team, talent, and resources to reach best in class utilization levels.

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Conference Call Q&A Session

Swift Transportation's management team will host a Q&A session at 10:00 a.m. Eastern Standard Time on Tuesday, January 26, 2016 to answer questions about the Company’s fourth quarter financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Standard Time on Monday, January 25, 2016.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (877) 897-8479
International/Local: (706) 501-7951
Conference ID: 20483968

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at investor.swifttrans.com.

IR Contact:
Jason Bates
Vice President of Finance &
Investor Relations Officer
(623) 907-7335

Forward Looking Statements
This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "will," "could," "should," "may," or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning:

•	trends and expectations relating to our operations, Revenue xFSR growth in total and per loaded mile, expenses, other revenue, pricing, utilization, profitability, Adjusted EPS, and related metrics;

•	fuel price trends;

•	risks in 2016;

•	our efforts and the expected timing to eliminate the backlog of equipment being processed for trade;

•	our strategy and expected results relating to improving our fleet utilization and Adjusted Operating Ratio;

•	the timing of our elimination of our TOFC business;

•	our expected 2016 effective tax rate;

•	the timing and level of fleet size changes and equipment and container count; and

•	estimated capital expenditures for 2016.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2014. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements:

•
economic conditions, including future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers;

•	increasing competition from trucking, rail, intermodal, and brokerage competitors;

•	our ability to execute or integrate any future acquisitions successfully;

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•	increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention;

•	our ability to attract and maintain relationships with owner-operators;

•	our ability to retain or replace key personnel;

•	our dependence on third parties for intermodal and brokerage business;

•	potential failure in computer or communications systems;

•	seasonal factors such as harsh weather conditions that increase operating costs;

•	the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations;

•	the possible re-classification of our owner-operators as employees;

•	changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts;

•	our Compliance Safety Accountability safety rating;

•	government regulations with respect to our captive insurance companies;

•	uncertainties and risks associated with our operations in Mexico;

•	a significant reduction in, or termination of, our trucking services by a key customer;

•	our significant ongoing capital requirements;

•	the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program;

•	volatility in the price or availability of fuel;

•	increases in new equipment prices or replacement costs;

•
our level of indebtedness and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business;

•	restrictions contained in our debt agreements;

•	adverse impacts of insuring risk through our captive insurance companies, including our need to provide restricted cash and similar collateral for anticipated losses;

•	potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies;

•	the potential impact of the significant number of shares of our common stock that is outstanding;

•	goodwill impairment;

•	our intention to not pay dividends;

•	conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees related to other businesses by Jerry Moyes;

•	the significant amount of our stock and related control over the Company by Jerry Moyes;

•	related-party transactions between the Company and Jerry Moyes; and

•	that our acquisition of Central may be challenged by our stockholders.
You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.

14

Use of Non-GAAP Measures
In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures, as defined by the SEC. The terms "Adjusted EBITDA," "Adjusted Operating Ratio," and "Adjusted EPS," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted EBITDA, Adjusted Operating Ratio and Adjusted EPS as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance and compliance with debt covenants.
Adjusted EBITDA, Adjusted Operating Ratio and Adjusted EPS are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

15

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	(in thousands, except per share data)
Operating revenue:
Revenue, excluding fuel surcharge revenue	$996,239	$960,226	$878,635	$3,781,976	$3,535,391	$3,326,714
Fuel surcharge revenue	93,562	179,274	196,754	447,346	763,333	791,481
Operating revenue	1,089,801	1,139,500	1,075,389	4,229,322	4,298,724	4,118,195
Operating expenses:
Salaries, wages and employee benefits	290,199	263,219	233,497	1,111,946	970,683	903,990
Operating supplies and expenses	99,665	88,712	82,756	387,735	342,073	319,023
Fuel	90,184	133,057	150,437	416,782	591,855	640,000
Purchased transportation	297,049	333,738	337,052	1,180,403	1,321,268	1,255,646
Rental expense	59,592	61,781	50,447	240,501	229,290	180,328
Insurance and claims	40,155	45,804	41,934	179,545	159,246	142,179
Depreciation and amortization of property and equipment	67,541	55,787	56,004	251,735	221,122	226,008
Amortization of intangibles	4,203	4,203	4,203	16,814	16,814	16,814
Impairments	—	—	—	—	2,308	—
Gain on disposal of property and equipment	(8,466)	(4,583)	(9,054)	(32,453)	(27,682)	(22,664)
Communication and utilities	8,472	7,664	6,448	31,606	29,871	25,593
Operating taxes and licenses	19,500	17,651	19,110	74,604	71,806	74,319
Total operating expenses	968,094	1,007,033	972,834	3,859,218	3,928,654	3,761,236
Operating income	121,707	132,467	102,555	370,104	370,070	356,959
Other expenses (income):
Interest expense	8,723	15,014	23,815	38,350	80,064	99,534
Derivative interest expense	—	1,468	1,293	3,972	6,495	3,852
Interest income	(701)	(674)	(733)	(2,526)	(2,909)	(2,474)
Merger and acquisition expense	—	—	582	—	—	4,913
Loss on debt extinguishment	—	27,152	—	9,567	39,909	5,540
Non-cash impairments of non-operating assets	—	—	—	1,480	—	—
(Gain) loss on sale of real property	(5)	—	—	133	—	(6,876)
Legal settlement	—	—	—	6,000	—	—
Other income, net	(1,179)	(1,699)	(876)	(3,658)	(4,115)	(3,934)
Total other expenses (income), net	6,838	41,261	24,081	53,318	119,444	100,555
Income before income taxes	114,869	91,206	78,474	316,786	250,626	256,404
Income tax expense	42,367	32,715	33,176	119,209	89,474	100,982
Net income	$72,502	$58,491	$45,298	$197,577	$161,152	$155,422
Basic earnings per share	$0.52	$0.41	$0.32	$1.39	$1.14	$1.11
Diluted earnings per share	$0.51	$0.41	$0.32	$1.38	$1.12	$1.09
Shares used in per share calculations:
Basic	140,532	141,869	140,698	142,018	141,431	140,179
Diluted	141,631	143,695	142,748	143,668	143,475	142,221

16

NON GAAP RECONCILIATION:
ADJUSTED EPS (UNAUDITED) (1)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
Diluted earnings per share	$0.51	$0.41	$0.32	$1.38	$1.12	$1.09
Adjusted for:
Income tax expense	0.30	0.23	0.23	0.83	0.62	0.71
Income before income taxes	0.81	0.63	0.55	2.20	1.75	1.80
Non-cash impairments (2)	—	—	—	—	0.02	—
Non-cash impairments of non-operating assets (3)	—	—	—	0.01	—	—
Loss on debt extinguishment (4)	—	0.19	—	0.07	0.28	0.04
Amortization of certain intangibles (5)	0.03	0.03	0.03	0.11	0.11	0.11
Acceleration of non-cash equity compensation (6)	—	—	—	—	—	0.01
Excludable transaction costs (7)	—	—	—	—	—	0.03
Mark-to-market adjustment of interest rate swaps (8)	—	—	—	—	—	0.01
Adjusted income before income taxes	0.84	0.85	0.58	2.39	2.15	2.00
Provision for income tax expense at effective rate	0.31	0.30	0.22	0.90	0.77	0.77
Adjusted EPS(1)	$0.53	$0.55	$0.36	$1.49	$1.38	$1.23

(1) Our definition of the non-GAAP measure, Adjusted EPS, starts with (a) income (loss) before income taxes, the most comparable GAAP measure. We add the following items back to (a) to arrive at (b) adjusted income (loss) before income taxes:

(i)	amortization of the intangibles from our 2007 going-private transaction,

(ii)	non-cash impairments,

(iii)	other special non-cash items,

(iv)	excludable transaction costs,

(v)	mark-to-market adjustments on our interest rate swaps, recognized in the income statement, and

(vi)
amortization of previous losses recorded in accumulated other comprehensive income (loss) ("AOCI") related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010.

We subtract income taxes, at the GAAP effective tax rate (except for 2013, when we used the GAAP expected effective tax rate), from (b) to arrive at (c) adjusted earnings. Adjusted EPS is equal to (c) divided by weighted average diluted shares outstanding. Since the numbers reflected in the above table are calculated on a per share basis, they may not foot due to rounding.
We believe that excluding the impact of derivatives provides for more transparency and comparability since these transactions have historically been volatile. Additionally, we believe that comparability of our performance is improved by excluding impairments that are unrelated to our core operations, as well as intangibles from the 2007 going-private transactions and other special items that are non-comparable in nature.
(2) During the three months ended September 30, 2014, certain operations software was replaced and determined to be fully impaired. This resulted in a pre-tax impairment loss of $2.3 million.
(3) During the three months ended, March 31, 2015, the Company recorded an impairment loss related to an uncollectible note receivable. In September 2013, the Company agreed to advance up to $2.3 million, pursuant to an unsecured promissory note, to an independent fleet contractor that transported freight on Swift's behalf. In March 2015, management became aware that the independent contractor violated various covenants outlined in the unsecured promissory note, which created an event of default that made the principal and accrued interest immediately due and payable. As a result of this event of default, as well as an overall decline in the independent contractor's financial condition, management re-evaluated the fair value of the unsecured promissory note. At March 31, 2015, management determined that the remaining balance due from the independent contractor to the Company was not collectible, which resulted in a $1.5 million pre-tax impairment that was recorded in "Non-cash impairments of non-operating assets" in the Company's consolidated income statements.
(4) In July 2015, the Company entered into a Fourth Amended and Restated Credit Agreement ("2015 Agreement"), which included a $680.0 million first lien Term Loan A tranche and a $600.0 million revolving credit line. The 2015 Agreement replaced the then-existing $450.0 million revolving credit line, as well as the first lien Term Loan A and Term Loan B tranches of the Third Amended and Restated Credit Agreement ("2014 Agreement"), which had outstanding principal balances at closing of $485.0 million and $395.0 million, respectively. The replacement of the 2014 Agreement resulted in a loss on debt extinguishment of $9.6 million, reflecting the write-off of the unamortized original issue discount and deferred financing fees related to the 2014 Agreement and the previous revolving credit line.
In November 2014, the Company redeemed, in full, the remaining $428.1 million face value of its Senior Secured Second Priority Notes due 2018 ("Senior Notes"). The Company paid 105% of face value, plus accrued and unpaid interest, to call the Senior Notes. The November 2014 redemption followed a series of refinancing transactions that occurred in the first nine months of 2014, in which the Company used cash on hand to repurchase $71.9 million in principal of the Senior Notes. Including the November 2014 redemption, the Company repurchased $500.0 million in principal of the Senior Notes during 2014, averaging 105.58% of the face value. In connection with these transactions, the Company incurred a loss on debt extinguishment of $27.2 million and $34.7 million during the three months and year ended December 31, 2014, respectively. The loss on debt extinguishment reflects the cost of the premium paid, as well as the write-off of original issue discount and deferred financing costs. These transactions significantly reduced Swift’s average cost of debt.

17

NON GAAP RECONCILIATION:
ADJUSTED EPS (UNAUDITED) (1) — CONTINUED
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
In June 2014, the Company entered into the 2014 Agreement, which included a $500.0 million delayed-draw first lien Term Loan A tranche, a $400.0 million first lien Term Loan B tranche, and a $450.0 million revolving credit line. The 2014 Agreement replaced the then-existing $400.0 million revolving credit line, as well as the first lien Term Loan B-1 and B-2 tranches of the Second Amended and Restated Credit Agreement ("2013 Agreement"), which had outstanding principal balances at closing of $229.0 million and $370.9 million, respectively. The replacement of the 2013 Agreement resulted in a loss on debt extinguishment of $5.2 million, reflecting the write-off of the unamortized original issue discount and deferred financing fees related to the 2013 Agreement and the previous revolving credit line.
In March 2013, the Company entered into the 2013 Agreement, which included a $250.0 million first lien term loan B-1 tranche and a $410.0 million first lien term loan B-2 tranche. The 2013 Agreement replaced the then-existing term loan B-1 and B-2 tranches of the Amended and Restated Credit Agreement ("2012 Agreement"), which had outstanding principal balances at closing of $152.0 million and $508.0 million, respectively. The replacement of the 2012 Agreement with the 2013 Agreement resulted in a loss on debt extinguishment of $5.0 million, reflecting the write-off of the unamortized original issue discount and deferred financing fees related to the 2012 Agreement.
In association with the acquisition of Central, on August 6, 2013, certain outstanding Central debt was paid-in full and extinguished, resulting in a loss on debt extinguishment of $0.5 million in the third quarter of 2013, representing the write-off of the remaining unamortized deferred financing fees.
(5) Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.
(6) In the three months ended September 30, 2013, Central incurred a $0.9 million one-time non-cash equity compensation expense for certain stock options that accelerated upon the closing of the acquisition of Central.
(7) As a result of the acquisition of Central, both Swift and Central incurred certain transactional related expenses, including financial advisory and other professional fees related to the acquisition, totaling approximately $0.6 million and $4.9 million for the three months and year ended December 31, 2013, respectively.
(8) Mark-to-market adjustment of interest rate swaps reflects the portion of the change in fair value of these financial instruments that was recorded in earnings in each period indicated and excludes the portion recorded in AOCI under cash flow hedge accounting. The final settlement of the Company's interest rate swaps occurred in July 2015.

18

NON-GAAP RECONCILIATION:
ADJUSTED OPERATING INCOME AND OPERATING RATIO (UNAUDITED) (1)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	(Dollars in thousands)
Operating revenue	$1,089,801	$1,139,500	$1,075,389	$4,229,322	$4,298,724	$4,118,195
Less: Fuel surcharge revenue	(93,562)	(179,274)	(196,754)	(447,346)	(763,333)	(791,481)
Revenue, excluding fuel surcharge revenue	996,239	960,226	878,635	3,781,976	3,535,391	3,326,714

Operating expense	968,094	1,007,033	972,834	3,859,218	3,928,654	3,761,236
Adjusted for:
Fuel surcharge revenue	(93,562)	(179,274)	(196,754)	(447,346)	(763,333)	(791,481)
Amortization of certain intangibles (2)	(3,912)	(3,912)	(3,912)	(15,648)	(15,648)	(15,648)
Non-cash impairments (3)	—	—	—	—	(2,308)	—
Acceleration of non-cash equity compensation (4)	—	—	—	—	—	(887)
Adjusted operating expense	870,620	823,847	772,168	3,396,224	3,147,365	2,953,220
Adjusted operating income	$125,619	$136,379	$106,467	$385,752	$388,026	$373,494
Operating Ratio	88.8%	88.4%	90.5%	91.2%	91.4%	91.3%
Adjusted Operating Ratio	87.4%	85.8%	87.9%	89.8%	89.0%	88.8%
(1) Our definition of the non-GAAP measure, Adjusted Operating Ratio, starts with (a) operating expense and (b) operating revenue, which are GAAP financial measures. We subtract the following items from (a) to arrive at (c) adjusted operating expense:

(i)	fuel surcharge revenue,

(ii)	amortization of the intangibles from our 2007 going-private transaction,

(iii)	non-cash operating impairment charges,

(iv)	other special non-cash items, and

(v)	excludable transaction costs.
We then subtract fuel surcharge revenue from (b) to arrive at (d) Revenue xFSR. Adjusted Operating Ratio is equal to (c) adjusted operating expense as a percentage of (d) Revenue xFSR.
We net fuel surcharge revenue against fuel expense in the calculation of our Adjusted Operating Ratio, thereby excluding fuel surcharge revenue from operating revenue in the denominator. Because fuel surcharge revenue is so volatile, we believe excluding it provides for more transparency and comparability. Additionally, we believe that comparability of our performance is improved by excluding impairments, non-comparable intangibles from our 2007 going-private transaction and other special items.
(2) Includes the items discussed in note (5) to the Non-GAAP Reconciliation: Adjusted EPS.
(3) Includes the items discussed in note (2) to the Non-GAAP Reconciliation: Adjusted EPS.
(4) Includes the items discussed in note (6) to the Non-GAAP Reconciliation: Adjusted EPS.

19

NON-GAAP RECONCILIATION:
ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (UNAUDITED) (1)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	(in thousands)
Net income	$72,502	$58,491	$45,298	$197,577	$161,152	$155,422
Adjusted for:
Depreciation and amortization of property and equipment	67,541	55,787	56,004	251,735	221,122	226,008
Amortization of intangibles	4,203	4,203	4,203	16,814	16,814	16,814
Interest expense	8,723	15,014	23,815	38,350	80,064	99,534
Derivative interest expense	—	1,468	1,293	3,972	6,495	3,852
Interest income	(701)	(674)	(733)	(2,526)	(2,909)	(2,474)
Income tax expense	42,367	32,715	33,176	119,209	89,474	100,982
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$194,635	$167,004	$163,056	$625,131	$572,212	$600,138
Non-cash impairments (2)	—	—	—	—	2,308	—
Non-cash equity compensation (3)	1,907	1,504	1,180	6,525	5,396	4,645
Loss on debt extinguishment (4)	—	27,152	—	9,567	39,909	5,540
Non-cash impairments of non-operating assets (5)	—	—	—	1,480	—	—
Excludable transaction costs (6)	—	—	582	—	—	4,913
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$196,542	$195,660	$164,818	$642,703	$619,825	$615,236
(1) Our definition of the non-GAAP measure, Adjusted EBITDA, starts with (a) net income (loss), the most comparable GAAP measure. We add the following items back to (a) to arrive at Adjusted EBITDA:

(i)	depreciation and amortization,

(ii)	interest and derivative interest expense, including fees and charges associated with indebtedness, net of interest income,

(iii)	income taxes,

(iv)	non-cash equity compensation expense,

(v)	non-cash impairments,

(vi)	other special non-cash items, and

(vii)	excludable transaction costs.
We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and it enhances an investor's understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our debt covenants, specifically our leverage ratio, and is also routinely reviewed by management for that purpose.
(2) Includes the items discussed in note (2) to the Non-GAAP Reconciliation: Adjusted EPS.
(3) Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.
(4) Includes the items discussed in note (4) to the Non-GAAP Reconciliation: Adjusted EPS.
(5) Includes the items discussed in note (3) to the Non-GAAP Reconciliation: Adjusted EPS.
(6) Includes the items discussed in note (7) to the Non-GAAP Reconciliation: Adjusted EPS.

20

FINANCIAL INFORMATION BY SEGMENT (UNAUDITED)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	(Dollars in thousands)
Operating revenue:
Truckload	$557,242	$601,541	$585,222	$2,204,114	$2,301,010	$2,313,035
Dedicated	241,152	237,302	192,502	927,657	892,078	738,929
Swift Refrigerated	93,950	103,858	119,552	380,251	417,980	452,531
Intermodal	100,745	109,391	105,339	390,572	401,577	376,075
Subtotal	993,089	1,052,092	1,002,615	3,902,594	4,012,645	3,880,570
Non-reportable segment (1)	118,114	103,690	79,899	407,781	342,969	287,853
Intersegment eliminations	(21,402)	(16,282)	(7,125)	(81,053)	(56,890)	(50,228)
Consolidated operating revenue	$1,089,801	$1,139,500	$1,075,389	$4,229,322	$4,298,724	$4,118,195

Operating income:
Truckload	$75,197	$85,383	$60,893	$257,007	$258,072	$225,963
Dedicated	27,850	19,460	19,795	82,735	75,794	83,520
Swift Refrigerated	3,542	4,715	3,879	17,080	14,035	17,682
Intermodal	3,047	7,785	4,904	4,128	8,298	5,619
Subtotal	109,636	117,343	89,471	360,950	356,199	332,784
Non-reportable segment (1)	12,071	15,124	13,084	9,154	13,871	24,175
Consolidated operating income	$121,707	$132,467	$102,555	$370,104	$370,070	$356,959

Operating Ratio (2):
Truckload	86.5%	85.8%	89.6%	88.3%	88.8%	90.2%
Dedicated	88.5%	91.8%	89.7%	91.1%	91.5%	88.7%
Swift Refrigerated	96.2%	95.5%	96.8%	95.5%	96.6%	96.1%
Intermodal	97.0%	92.9%	95.3%	98.9%	97.9%	98.5%

Adjusted Operating Ratio (2):
Truckload	85.1%	82.9%	87.0%	86.8%	86.1%	87.7%
Dedicated	87.7%	90.4%	87.4%	90.2%	89.8%	86.1%
Swift Refrigerated	95.7%	94.4%	96.0%	94.8%	95.8%	95.1%
Intermodal	96.6%	91.3%	94.2%	98.8%	97.4%	98.1%
(1) The other non-reportable segment includes the Company's logistics and freight brokerage services, as well as support services provided by its subsidiaries to customers and owner-operators, including repair and maintenance shop services, equipment leasing, and insurance. Intangible asset amortization related to the 2007 going-private transaction is also included in the other non-reportable segment.
(2) For more details, refer to the Non-GAAP Reconciliation: Adjusted Operating Income and Operating Ratio by Segment.

21

OPERATING STATISTICS BY REPORTABLE SEGMENT (UNAUDITED)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
Truckload:
Weekly Revenue xFSR per tractor	$3,659	$3,671	$3,366	$3,546	$3,450	$3,257
Total loaded miles (1)	259,762	262,114	262,854	1,037,636	1,030,443	1,067,141
Deadhead miles percentage	12.7%	12.3%	12.4%	12.1%	11.9%	11.6%
Average operational truck count:
Company	7,567	7,114	7,220	7,508	6,975	7,500
Owner-operator	2,898	3,219	3,398	3,021	3,361	3,333
Total	10,465	10,333	10,618	10,529	10,336	10,833

Dedicated:
Weekly Revenue xFSR per tractor	$3,418	$3,210	$3,256	$3,326	$3,182	$3,339
Average operational truck count:
Company	4,136	3,838	2,975	4,006	3,609	2,791
Owner-operator	894	964	700	884	852	660
Total	5,030	4,802	3,675	4,890	4,461	3,451

Swift Refrigerated:
Weekly Revenue xFSR per tractor	$3,448	$3,558	$3,656	$3,434	$3,461	$3,474
Total loaded miles (1)	43,159	40,838	49,217	170,684	166,637	193,559
Deadhead miles percentage	14.5%	15.6%	13.4%	14.2%	15.2%	12.8%
Average operational truck count:
Company	1,230	1,221	1,022	1,242	1,102	1,018
Owner-operator	594	579	988	590	755	951
Total	1,824	1,800	2,010	1,832	1,857	1,970

Intermodal:
Average operational truck count:
Company	518	456	354	517	426	321
Owner-operator	114	86	69	102	77	41
Total	632	542	423	619	503	362
Load Count	45,949	46,182	44,132	181,513	172,464	160,642
Average Container Count	9,150	9,150	8,717	9,150	8,841	8,717
(1) Total loaded miles presented in thousands.

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NON-GAAP RECONCILIATION:
ADJUSTED OPERATING INCOME AND OPERATING RATIO
BY REPORTABLE SEGMENT (UNAUDITED)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	(Dollars in thousands)
Truckload:
Operating revenue	$557,242	$601,541	$585,222	$2,204,114	$2,301,010	$2,313,035
Less: Fuel surcharge revenue	(53,945)	(103,044)	(115,568)	(257,150)	(442,023)	(473,139)
Revenue xFSR	503,297	498,497	469,654	1,946,964	1,858,987	1,839,896

Operating expense	482,045	516,158	524,329	1,947,107	2,042,938	2,087,072
Adjusted for: Fuel surcharge revenue	(53,945)	(103,044)	(115,568)	(257,150)	(442,023)	(473,139)
Adjusted operating expense	428,100	413,114	408,761	1,689,957	1,600,915	1,613,933
Adjusted operating income	$75,197	$85,383	$60,893	$257,007	$258,072	$225,963
Operating Ratio	86.5%	85.8%	89.6%	88.3%	88.8%	90.2%
Adjusted Operating Ratio	85.1%	82.9%	87.0%	86.8%	86.1%	87.7%

Dedicated:
Operating revenue	$241,152	$237,302	$192,502	$927,657	$892,078	$738,929
Less: Fuel surcharge revenue	(15,191)	(34,764)	(35,208)	(79,360)	(151,399)	(138,063)
Revenue xFSR	225,961	202,538	157,294	848,297	740,679	600,866

Operating expense	213,302	217,842	172,707	844,922	816,284	655,409
Adjusted for: Fuel surcharge revenue	(15,191)	(34,764)	(35,208)	(79,360)	(151,399)	(138,063)
Adjusted operating expense	198,111	183,078	137,499	765,562	664,885	517,346
Adjusted operating income	$27,850	$19,460	$19,795	$82,735	$75,794	$83,520
Operating Ratio	88.5%	91.8%	89.7%	91.1%	91.5%	88.7%
Adjusted Operating Ratio	87.7%	90.4%	87.4%	90.2%	89.8%	86.1%

Swift Refrigerated:
Operating revenue	$93,950	$103,858	$119,552	$380,251	$417,980	$452,531
Less: Fuel surcharge revenue	(11,278)	(19,670)	(23,000)	(52,211)	(83,660)	(95,312)
Revenue xFSR	82,672	84,188	96,552	328,040	334,320	357,219

Operating expense	90,408	99,143	115,673	363,171	403,945	434,849
Adjusted for: Fuel surcharge revenue	(11,278)	(19,670)	(23,000)	(52,211)	(83,660)	(95,312)
Adjusted operating expense	79,130	79,473	92,673	310,960	320,285	339,537
Adjusted operating income	$3,542	$4,715	$3,879	$17,080	$14,035	$17,682
Operating Ratio	96.2%	95.5%	96.8%	95.5%	96.6%	96.1%
Adjusted Operating Ratio	95.7%	94.4%	96.0%	94.8%	95.8%	95.1%

Intermodal:
Operating revenue	$100,745	$109,391	$105,339	$390,572	$401,577	$376,075
Less: Fuel surcharge revenue	(10,784)	(19,646)	(20,944)	(50,441)	(77,947)	(77,594)
Revenue xFSR	89,961	89,745	84,395	340,131	323,630	298,481

Operating expense	97,698	101,606	100,435	386,444	393,279	370,456
Adjusted for: Fuel surcharge revenue	(10,784)	(19,646)	(20,944)	(50,441)	(77,947)	(77,594)
Adjusted operating expense	86,914	81,960	79,491	336,003	315,332	292,862
Adjusted operating income	$3,047	$7,785	$4,904	$4,128	$8,298	$5,619
Operating Ratio	97.0%	92.9%	95.3%	98.9%	97.9%	98.5%
Adjusted Operating Ratio	96.6%	91.3%	94.2%	98.8%	97.4%	98.1%

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CONSOLIDATED EQUIPMENT (UNAUDITED)
AS OF DECEMBER 31, 2015, 2014 AND 2013
AND
AVERAGE OPERATIONAL TRUCK COUNT (UNAUDITED)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	As of December 31,
	2015	2014	2013
Tractors
Company:
Owned	7,442	6,083	6,081
Leased – capital leases	2,170	1,700	1,851
Leased – operating leases	5,599	6,099	4,834
Total company tractors	15,211	13,882	12,766
Owner-operator:
Financed through the Company	3,767	4,204	4,473
Other	886	750	722
Total owner-operator tractors	4,653	4,954	5,195
Total tractors	19,864	18,836	17,961
Trailers	65,233	61,652	57,310
Containers	9,150	9,150	8,717

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
Average operational truck count (1) :
Company	13,514	12,678	11,606	13,316	12,146	11,656
Owner-operator	4,502	4,848	5,152	4,599	5,044	4,986
Total	18,016	17,526	16,758	17,915	17,190	16,642

(1)	Includes trucks within our non-reportable segment.

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CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2015 AND 2014

	December 31,
	2015	2014
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$107,590	$105,132
Restricted cash	55,241	45,621
Restricted investments, held to maturity, amortized cost	23,215	24,510
Accounts receivable, net	422,421	478,999
Equipment sales receivable	—	288
Income tax refund receivable	11,664	18,455
Inventories and supplies	18,426	18,992
Assets held for sale	9,084	2,907
Prepaid taxes, licenses, insurance and other	48,149	51,441
Current portion of notes receivable	9,817	9,202
Total current assets	705,607	755,547
Property and equipment, at cost:
Revenue and service equipment	2,278,618	2,061,835
Land	131,693	122,835
Facilities and improvements	269,769	268,025
Furniture and office equipment	99,519	67,740
Total property and equipment	2,779,599	2,520,435
Less: accumulated depreciation and amortization	(1,128,499)	(978,305)
Net property and equipment	1,651,100	1,542,130
Other assets	29,353	41,855
Intangible assets, net	283,119	299,933
Goodwill	253,256	253,256
Total assets	$2,922,435	$2,892,721
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$121,827	$160,186
Accrued liabilities	97,313	98,719
Current portion of claims accruals	84,429	81,251
Current portion of long-term debt (1)	35,582	31,445
Current portion of capital lease obligations	59,794	42,902
Fair value of interest rate swaps	—	6,109
Total current liabilities	398,945	420,612
Revolving line of credit	200,000	57,000
Long-term debt, less current portion (1)	645,290	871,615
Capital lease obligations, less current portion	222,001	158,104
Claims accruals, less current portion	149,281	143,693
Deferred income taxes (3)	463,832	437,389
Accounts receivable securitization	225,000	334,000
Other liabilities	959	14
Total liabilities	2,305,308	2,422,427
Stockholders’ equity:
Preferred stock	—	—
Class A common stock	878	911
Class B common stock	510	510
Additional paid-in capital (2)	754,589	781,124
Accumulated deficit (2)	(139,033)	(310,017)
Accumulated other comprehensive income (loss)	81	(2,336)
Noncontrolling interest	102	102
Total stockholders’ equity	617,127	470,294
Total liabilities and stockholders’ equity	$2,922,435	$2,892,721
Notes to Condensed Consolidated Balance Sheets:

(1)	As of December 31, 2015, the Company's long-term debt had a carrying value of $680.9 million, comprised of:

•	$669.8 million: New Term Loan A, due July 2020

•	$11.1 million: Other
As of December 31, 2014, the Company's long-term debt had a carrying value of $903.1 million, comprised of:

•	$500.0 million: Prior Term Loan A, due June 2019

•	$396.1 million: Term Loan B, due 2021, net of $0.9 million OID

•	$7.0 million: Other

(2)
In November 2015, the Company repurchased and canceled 4.2 million shares of its Class A common stock for $70.0 million. The excess of the repurchase price over par value was allocated $43.4 million to "Additional paid-in capital" and $26.6 million to "Accumulated deficit."

(3)
In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, which requires that deferred income taxes be classified as noncurrent for annual periods beginning after December 15, 2016. The Company early-adopted the guidance in 2015, and retrospectively adjusted the December 31, 2014 presentation by reclassifying a $43.3 million net current deferred tax asset ($44.9 million from the current asset "Deferred income taxes," net of a $1.6 million current deferred tax liability from "Accrued liabilities") into the net noncurrent liability "Deferred income taxes."

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CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
YEARS ENDED DECEMBER 31, 2015 AND 2014

	Year Ended December 31,
	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income	$197,577	$161,152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	268,549	237,936
Amortization of debt issuance costs, original issue discount, and losses on terminated swaps	5,937	10,407
Gain on disposal of property and equipment less write-off of totaled tractors	(30,195)	(23,236)
Gain on sale of real property	—	(3,018)
Impairments	1,480	2,308
Deferred income taxes	26,476	(3,980)
Provision for losses on accounts receivable	8,004	2,844
Non-cash loss on debt extinguishment and write-offs of deferred financing costs and original issue discount	9,567	11,994
Non-cash equity compensation	6,525	5,396
Excess tax benefits from stock-based compensation (2)	(2,147)	(3,730)
Income effect of mark-to-market adjustment of interest rate swaps	87	(155)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	48,574	(63,407)
Inventories and supplies	566	(562)
Prepaid expenses and other current assets	17,741	17,802
Other assets	7,785	14,745
Accounts payable, accrued and other liabilities	2,972	29,285
Net cash provided by operating activities	569,498	395,781
Cash flows from investing activities:
(Increase) decrease in restricted cash	(9,620)	5,212
Proceeds from maturities of investments (3)	33,015	29,783
Purchases of investments (3)	(31,930)	(28,921)
Proceeds from sale of property and equipment	116,330	133,020
Capital expenditures	(342,615)	(305,966)
Payments received on notes receivable	4,252	5,481
Expenditures on assets held for sale	(25,937)	(4,053)
Payments received on assets held for sale	14,410	25,326
Payments received on equipment sale receivables	288	368
Net cash used in investing activities	(241,807)	(139,750)
Cash flows from financing activities:
Repayment of long-term debt and capital leases	(979,816)	(1,224,628)
Proceeds from long-term debt	684,504	900,000
Net borrowings on revolving line of credit	143,000	40,000
Borrowings under accounts receivable securitization	75,000	119,000
Repayment of accounts receivable securitization	(184,000)	(49,000)
Payment of deferred loan costs	(4,235)	(11,783)
Proceeds from common stock issued	8,167	12,604
Repurchase of Class A common stock (1)	(70,000)	—
Excess tax benefits from stock-based compensation	2,147	3,730
Net cash used in financing activities	(325,233)	(210,077)
Net increase in cash and cash equivalents	2,458	45,954
Cash and cash equivalents at beginning of period	105,132	59,178
Cash and cash equivalents at end of period	$107,590	$105,132
Notes to Consolidated Statements of Cash Flows:

(1)	Refer to Note (2) to the Condensed Consolidated Balance Sheets.

(2)
Beginning in 2015, we separately present excess tax benefits from stock-based compensation within "Net cash provided by operating activities." The prior period presentation has been retrospectively adjusted to reclassify the amount out of "Accounts payable, accrued and other liabilities" and into the new line item "Excess tax benefits from stock-based compensation."  The change in presentation has no net impact on "Net cash provided by operating activities."

(3)
Also beginning in 2015, the Company presents gross amounts of its investment in securities activities as "Proceeds from maturities of investments" and "Purchases of investments" in the consolidated statements of cash flows. The prior period presentation has been retrospectively adjusted to accommodate this gross presentation. The change in presentation has no net impact on "Net cash used in investing activities."

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CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — CONTINUED
YEARS ENDED DECEMBER 31, 2015 AND 2014

	Year Ended December 31,
	2015	2014
	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$45,390	$89,341
Income taxes	78,522	82,776
Non-cash investing activities:
Equipment purchase accrual	$447	$35,831
Notes receivable from sale of assets	7,670	5,431
Equipment sales receivables	—	288
Non-cash financing activities:
Capital lease additions	$145,338	$101,581
Accrued deferred loan costs	105	177
Insurance premium and software notes payable	7,658	37

27